EXHIBIT 99.1

NGP Capital Resources Company Announces $25 Million New Investment and an Update on Portfolio Activity

Houston, Feb. 20, 2013 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced one new investment, recent restructurings of two existing investments in the Company's portfolio, and other portfolio activity since October 2012.

New Investment - Talos

On February 6, 2013, the Company purchased $20.0 million of the $300 million 9.75% Senior Notes offering issued by Talos Production LLC and Talos Production Finance Inc. (collectively, "Talos") to partially fund Talos's acquisition of Energy Resource Technology GOM, Inc., the oil and gas subsidiary of Helix Energy Solutions Group, Inc (NYSE: HLX).  On February 15, 2013, the Company purchased an additional $5.0 million face value of the Talos Senior Notes in the secondary market.  Talos is headquartered in Houston, Texas, and its parent company is a portfolio company of funds affiliated with Apollo Global Management, LLC (NYSE: APO) and Riverstone Holdings LLC, which committed up to $600 million in equity to Talos's parent company in February 2012.  The Talos Senior Notes mature February 15, 2018, and were issued at 99.025 for an effective yield of 10.0% per annum.  The new investment was funded with borrowings under the Company's revolving credit facility.  The Company participated in a bridge loan commitment with Talos that was never funded, resulting in the Company receiving a commitment fee totaling $112,500.

Spirit Restructuring

On January 25, 2013, the Company restructured its $13.5 million Senior Secured Term Loan (the "Original Term Loan") with Spirit Resources, LLC ("Spirit").  Under the terms of the restructuring: (i) $8.0 million of the Original Term Loan was converted into Preferred Units, with the remaining $5.5 million structured as a Senior Secured Tranche A Term Loan (the "Tranche A Term Loan"); (ii) the Company provided $4.5 million of additional borrowing capacity in the form of a Senior Secured Tranche B Term Loan (the "Tranche B Term Loan"); (iii) the Company received a 3% overriding royalty interest in Spirit's oil and gas properties; and (iv) the Company conveyed its 33% penny warrants back to Spirit.

The Tranche A Term Loan matures April 28, 2015 and earns interest payable monthly in cash at an annual rate of the greater of 8% or LIBOR + 4%.  The Tranche B Term Loan matures October 28, 2015 and initially earns interest payable-in-kind at an annual rate of the greater of 15% or LIBOR + 11%.  Beginning in January 2015, interest on the Tranche B Term Loan is payable monthly in cash at an annual rate of the greater of 13% or LIBOR + 9%.  Borrowings under the Tranche B Term Loan will be used to execute development plans at Spirit's oil and gas properties and to satisfy critical vendor payables.  The current balance outstanding under the Tranche B Term Loan is approximately $1.4 million.

The Preferred Units represent a preferred interest on 100% of any equity distributions from Spirit until certain hurdles are met, after which Spirit management would participate in 25% of any such distributions.

Pallas Contour Restructuring

Effective December 31, 2012, the Company restructured its Senior Secured Term Loan with Pallas Contour Mining, LLC ("Contour").  Under this arrangement, Contour conveyed certain assets, business, payables and other obligations related to an underperforming surface mine operation of Contour to certain former owners of Contour, in exchange for their 80% equity interest in Contour.  The remaining 20% equity interest is owned by Contour's founder and president of its highwall coal mining business.

The Company restructured the Contour Term Loan, increasing the borrowing capacity from $7.6 million to $11.0 million.  Interest under the restructured Term Loan is payable monthly in cash at an annual rate of 12%, and the Term Loan matures on October 14, 2015.  New borrowings under the Term Loan will primarily be used for working capital purposes for Contour's core highwall mining business.  The current balance outstanding under the Contour Term Loan is approximately $9.1 million.

Other Fourth Quarter 2012 Portfolio Activity

In October and November 2012, the Company purchased in the aggregate $14.0 million face value of Midstates Petroleum Company, Inc.'s ("Midstates") $600 million private placement of 10.75% Senior Unsecured Notes due 2020 (the "Midstates Notes").  Proceeds from the Midstates Notes offering were primarily used to fund the cash portion of the purchase price for Midstates' acquisition of assets from Eagle Energy Production, LLC.

In December 2012, Powder River Acquisitions, LLC fully repaid its Senior Secured Promissory Note in the amount of $2.8 million, which was due September 30, 2011.  With interest and fees, the total internal rate of return on this promissory note, which originated from the Company's sale of its investments in Formidable, LLC in October 2010, was 11.2% with a return on investment of 1.24x.

On November 26, 2012, Tammany Oil & Gas LLC ("Tammany") repurchased the Company's overriding royalty interest and warrants in Tammany for $3.0 million in the aggregate, resulting in a realized capital gain of $2.7 million, or $0.13 per common share.  The Company's total investment in Tammany, which originated in 2007 and included a $60.0 million Senior Secured Credit Facility and these equity kickers, generated an internal rate of return of 17.2% with a return on investment of 1.63x.

In the fourth quarter of 2012, the Company realized losses on its investments in BioEnergy Holding LLC and its affiliate, Bionol Clearfield LLC, totaling $21.8 million, or $1.04 per share, which were entirely offset by the reversal of previously recorded net unrealized losses recorded in 2011.

Other First Quarter 2013 Portfolio Activity

On January 25, 2013, Southern Pacific Resource Corp. ("STP") repaid its debt obligations under its $272.2 million Second Lien Term Loan, including the $9.8 million face amount held by the Company, with a 1% call premium.  The Company's investment in the STP Second Lien Term Loan, which was initially funded in the first quarter of 2012, generated an internal rate of return of 10.7% with a return on investment of 1.09x.

Also in January 2013, the Company sold its remaining $10.0 million face amount of EP Energy, LLC Senior Unsecured Notes at a price of 113.375 resulting in a realized capital gain of $1.3 million, or $0.06 per common share.  The Company's total investment in EP Energy, LLC Senior Unsecured Notes, which began as a $25 million participation in their original issuance in April 2012, generated an internal rate of return of 36.5% with a return on investment of 1.16x.

Steve Gardner, President and CEO stated, "We are pleased to report this update in portfolio activity.  Like the EP Energy and Midstates investments, the Talos investment represents a highly liquid security, with a reasonable yield and outstanding credit quality.  We have been working closely with Spirit and Contour for several months now regarding the restructuring of their credit facilities, and we are happy to report their completion.  In both cases, I believe we have improved the credit quality of our investments, providing those businesses with the support and capital they need to be successful, and increasing our opportunity to meaningfully participate in their financial upside.  EP Energy, STP, Powder River and Tammany all represent successful exits with solid overall returns.  We continue to seek opportunities to expand our portfolio and provide superior returns for our investors."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: Investor Relations:  L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.